As filed with the Securities and
Exchange Commission on January ___,1998                   Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                            SBC COMMUNICATIONS INC.
            (Exact name of Registrant as specified in its charter)

  A Delaware Corporation                                          43-1301883
   (State or other jurisdiction of                          (I.R.S. Employer
   incorporation or organization)                     Identification Number)

          175 East Houston Street, San Antonio, Texas  78205
                     Attn:  Judith M. Sahm, (210)821-4105
          (Address,including zip code, and telephone number, including area code, of Registrant=s principal executive offices)
               ------------------------------------------------

                             DIRECT STOCK PURCHASE
                             AND REINVESTMENT PLAN
               ------------------------------------------------

Name, address, and telephone                          Please send copies of all
number of agent for service:                          communications to:
Judith M. Sahm                                        Wayne A. Wirtz, Esq.
SBC Communications Inc.                               SBC Communications Inc.
175 E. Houston, 11th Floor                            175 E. Houston, 12th Floor
San Antonio, Texas 78205                              San Antonio, Texas 78205
(210) 821-4105

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of an earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------- -------------- ------------ -------------- ------------

 Title of each class    Amount to be    Proposed      Proposed      Amount of
 of securities to be    registered(1,3)  maximum       maximum     registration
      registered                        offering      aggregate      fee(3)
                                        price per     offering
                                        share(1)      price(1)
----------------------- -------------- ------------ -------------- ------------
----------------------- -------------- ------------ -------------- ------------
Common Stock,               1,000       $73.375       $73,375.00      $21.65
$1.00 par value
per share(2)
----------------------- -------------- ------------ -------------- ------------
(1) The price per share was estimated in accordance with Rule 457(c) for purposes of calculating the registration fee. The fee was computed based on 1,000 shares (using the average of the high and low price of the stock as of January 14, 1998).
(2) Includes preferred stock purchase rights that are attached to and trade with the common stock, $1.00 par value per share, of SBC Communications Inc. ("SBC Common Stock"). The value attributable to such rights, if any, is reflected in the market price of SBC Common Stock.
(3) Does not include:
    (a) an additional 4,361,017 shares of SBC Common Stock being carried forward from Registration Statement No. 333-02587 on Form S-4 pursuant to Rule 429 of the Securities Act. A registration fee of $65,520.52 for such additional securities was previously paid with the filing of such registration statement; and
    (b) an additional 11,346,587 shares of SBC Common Stock being carried forward from Registration Statement No. 333-08979 on Form S-3 pursuant to Rule 429 of the Securities Act. A registration fee of $191,189.99 for such additional securities was previously paid with the filing of such registration statement.

    Pursuant to Rule 416(a) this registration statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split or stock dividend.
No additional registration fee is required.
    Prospectus herein also relates to Registration Statements No. 333-02587 and 333-08979 pursuant to Rule 429.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Inquiries:                                             PROSPECTUS
Contact the Plan Administrator at (800)                (LOGO)
351-7221 to request enrollment and otherforms.         DIRECT STOCK PURCHASE
Service representatives are available to assist        AND REINVESTMENT
you from 8 a.m. to 5 p.m.Central Time,                 PLAN
Monday through Friday, excluding holidays. If
calling from outside the U.S., call collect at
(713) 658-6392, (713) 651-5076, or TTY (888)
269-5221(if you are hearing- or
speech-impaired). You may also contact the Plan
Administrator by writing to:
The Bank of New York,
Administrator
SBC Direct
P.O. Box 239
Newark, NJ  07101

or by e-mail at:
sbc-shareowners@bankofny.com

Answers to many of your questions and requests for forms are also available by visiting The Bank of New York's Website at: http://stock.bankofny.com/sbc

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


TABLE OF CONTENTS

Key Features of the Plan. . . .


Available Information. . . .

Incorporation of Documents
by Reference. . . .

The Plan . . . . .

Responsibilities
of SBC. . . . . . .

Use of Proceeds . . .

The Bank of New York IRA. . .

PROSPECTUS                                             (LOGO)


                           SBC COMMUNICATIONS INC.
                            DIRECT STOCK PURCHASE
                            AND REINVESTMENT PLAN

                              January ___, 1998

This Prospectus describes the SBC Communications Inc. Direct Stock Purchase and Reinvestment Plan (the "Plan") (formerly the Dividend Reinvestment Plan) and relates to 15,708,601 shares of common stock, par value $1.00 per share ("Shares"), of SBC Communications Inc. ("SBC").


Please read and keep this Prospectus for future reference.

Key Features of the Plan

-- All registered shareholders (including those who hold SBC stock certificates or who have Direct Registration Shares) as well as persons who have at least one Share held by the Plan Administrator are automatically eligible to participate in the Plan.

-- Effective March 2, 1998, other persons may participate in the Plan and purchase Shares by making a minimum initial investment of $500. An initial investment fee of $10 will be charged and deducted from the initial investment.

-- Participants may acquire additional Shares through the Plan by making optional cash investments of at least $50 per investment (up to an aggregate of $120,000 per calendar year). Payment may be made by check or money order, or by electronic funds transfer from a Participant's account with a U.S. financial institution. Optional cash investments are invested in Shares on a weekly basis.

-- Effective March 2, 1998, shareholders may either reinvest dividends on all Shares owned (full dividend reinvestment) or reinvest dividends on fewer than all Shares owned and receive cash dividends on the remaining Shares (partial dividend reinvestment). Only Shares registered in the Shareholder's name or held in the Plan on behalf of the Shareholder are eligible for dividend reinvestment.

-- Participants may sell any number of whole Shares held in their accounts by providing instructions to the Plan Administrator using the Transaction Request Form attached to your quarterly Plan statement or by calling (800) 351-7221 and using the automated sales feature.


-- Shareholders may deposit their Shares in the Plan for safekeeping, eliminating the need to keep certificates.

-- You may also establish an Individual Retirement Account ("IRA") through The Bank of New York to purchase Shares through the Plan.

--    On January 16, 1998, the closing price of the Shares was $74.25 per Share.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Available Information. SBC was incorporated in 1983 under the laws of the State of Delaware and has its principal executive offices at 175 East Houston, San Antonio, TX 78205, telephone number (210) 821-4105. SBC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, ("Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission ("SEC"). Such reports and other information filed by SBC can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following SEC Regional Offices:
Seven World Trade Center, Suite 1300, New York, NY 10048; and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549. Such material can also be inspected at the New York Stock Exchange, 20 Broad Street, New York, NY 10005, the Chicago Stock Exchange, 440 South La Salle Street, Chicago, IL 60605, or the Pacific Stock Exchange, 301 Pine Street, San Francisco, CA 94104, on which exchanges Shares are listed; and also on the Internet at http://www/sec.gov.

SBC has filed with the SEC a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is made to the Registration Statement.

Incorporation of Documents by Reference. The following documents have been filed by SBC with the SEC (File No 1-8610) and are incorporated herein by reference:
SBC's Annual Report on Form 10-K for the year ended December 31, 1996; SBC's Quarterly Report on Form 10-Q for the three month periods ended September 30, 1997, June 30, 1997, and March 31, 1997; SBC's Current Reports on Form 8-K, dated January 5, 1998, June 19, 1997, May 8, 1997, April 1, 1997, March 31,
1997, and March 14, 1997; the description of SBC's Shares contained in its Registration Statement on Form 10, dated November 15, 1983; SBC's Registration Statement on Form 8-A, dated February 9, 1989, together with amendments thereto.

All documents filed by SBC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Copies of any document which has been or may in the future be incorporated in this Prospectus by reference, other than exhibits to such document, may be obtained upon written or oral request without charge from the Plan Administrator, telephone number
(800) 351-7221.

THE PLAN

Plan Administrator:

The Bank of New York, SBC's stock transfer agent, has been appointed to administer the Plan ("Plan Administrator") and to act as the Plan's record keeper. You can contact The Bank of New York at (800) 351-7221 or write to them at The Bank of New York, Administrator, SBC Direct, P.O. Box 239, Newark, NJ 07101.

Eligibility:

All SBC shareholders who hold Shares registered in their name, and those persons who have at least one Share held by the Plan Administrator on their behalf, are automatically eligible to participate in the Plan. New participants must complete an Initial Purchase Form and return it to the Plan Administrator.

Effective March 2, 1998, persons who do not currently own any SBC stock can participate in the Plan by completing the Initial Purchase Form and sending the Form to the Plan Administrator with a purchase amount of at least $500; an initial investment fee of $10 will be charged, which will be subtracted from the initial investment.


      Foreign Participants: Participation in the Plan by citizens or residents of a country other than the U.S., its territories and possessions is limited to shareholders whose participation would not violate local laws applicable to SBC or the Participant. Shareholders residing outside the U.S. who wish to participate in the Plan should first determine whether they are subject to any governmental regulations prohibiting their participation. In addition, SBC or the Plan Administrator may, from time to time, limit the countries from which shareholders may participate in the Plan. Please contact the Plan Administrator for information on what countries may participate in the Plan.

(See "Service Fees" on page 9 for a description of the fees applicable to Participants.)

Purchasing of Shares

Eligible shareholders may make optional cash investments of at least $50 per investment to acquire additional Shares through the Plan. All purchases are credited to your account and held by the Plan Administrator until you request the Shares be issued in your name or you sell the Shares through the Plan Administrator. Optional cash investments must be made in U.S. funds drawn on a U.S. financial institution and cannot exceed a total of $120,000 in any calendar year. No interest will be paid on amounts held by the Plan Administrator pending investment. You may make optional cash investments through any of the following methods:

      Check Investment: You may make cash investments (invested weekly) at any time of at least $50 per investment in the Plan by sending your personal check or money order (made payable to "The Bank of New York") along with a completed Optional Cash Investment Form to the Plan Administrator. Third-party checks will not be accepted and will be returned to you.

      Automatic Monthly Deduction: You may contact the Plan Administrator to arrange for optional cash investments of at least $50 to be made automatically once a month using electronic funds transfer. Such payments are deducted from your designated account, at any U.S. financial institution that participates in the Automated Clearing House system, on the 25th day of each month (or if such date is not a business day, the next business day).

      Insufficient Funds: In the event that any check is returned unpaid for any reason or a shareholder's predesignated bank account does not have sufficient funds for an automatic monthly deduction, the Plan Administrator will immediately remove from the participant's account any shares already purchased upon the prior credit of such funds. The Plan Administrator shall thereupon be entitled to sell any such shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator reserves the right to sell such additional shares from the shareholder's account as necessary to satisfy the uncollected balance.

Investment Dates

Check investments in good order and Automatic Monthly Deductions received by the Plan Administrator by the last business day of the week will be invested on the first day the Shares are traded on the New York Stock Exchange during the following week, or as soon thereafter as is practicable (an "Optional Cash Investment Date"). As used in this Prospectus, a "business day" is any day on which the Plan Administrator or SBC, as the context requires, is open for business; however, if used in reference to when Shares may be purchased, a business day shall be any day when Shares are traded on the New York Stock Exchange.

Dividend Reinvestment

In addition to optional cash investments, you may also request the reinvestment of dividends paid on any Shares registered in your name or held on your behalf by the Plan Administrator. The dividends, less any applicable fees, will automatically be reinvested and used to purchase additional Shares.

      Full Reinvestment

      You may elect 100% enrollment, which will allow the reinvestment of dividends on all Shares held by you or by the Plan on your behalf having the same account number (see discussion of accounts below). All dividends on these Shares will be reinvested even if the number of your Shares increases or decreases.

      Partial Reinvestment

      Under this election, you may elect to have the dividends on a specific number of whole Shares, having the same account number, either reinvested or paid in cash. This includes both Shares you hold and the Shares held on your behalf by the Plan Administrator. Your remaining Shares, including all Shares you later acquire having the same account number, will be paid in cash or reinvested, whichever is the opposite of your election for the specified number of Shares.

          Participants who have elected Partial Reinvestment prior to March 2, 1998, will be treated after that date as if they had elected to take a specific number of whole Shares in cash. For example, assume you made an election under the old plan to reinvest dividends on 40 of 100 Shares you hold. Also assume that through the reinvestment of dividends, you added 5.5 Shares. At that time you would be reinvesting dividends on 45.5 Shares. Under the new Plan, your election will be treated as an election to receive cash on 60 Shares and reinvest the dividends on the remaining 45.5 Shares. Because you are deemed to have fixed the number of Shares for which dividends are paid in cash, additional Shares you acquire will be reinvested.

     No Reinvestment

     You may choose not to have any dividends reinvested on shares registered in your name or held on your behalf by the Plan Administrator.

The Transaction Request Form must be received by the Plan Administrator by a dividend's record date in order to reinvest that dividend; otherwise the instruction will be effective for the following dividend. SBC has historically paid dividends on the first business day of February, May, August, and November of each year (the "Dividend Payment Date"). The record date set by the Board of Directors is typically the 10th day of the month prior to the month of the Dividend Payment Date. There can be no assurance as to the continuation of dividends or the selection of record or payment dates.

Changing Dividend Reinvestment Elections: You may change the number of Shares on which dividends are being reinvested by completing and signing a new Transaction Request Form and returning it to the Plan Administrator. If you sell or otherwise dispose of a portion of your Shares in your account, dividends will continue to be reinvested on the remaining Shares, unless you direct otherwise.

      For example, if you elect to have the dividends from 100 out of 125 Shares with the same account number reinvested in the Plan, and you subsequently sell 25 Shares, dividends would continue to be reinvested on 100 Shares. Likewise, if you sell another 50 Shares (leaving a balance of 50 Shares), dividends would be reinvested on the remaining 50 Shares. If you purchase additional Shares, resulting in a new balance of 150 Shares, dividends would then be reinvested on all 100 Shares.

SBC or the Plan Administrator may refuse the reinvestment of dividends for any participant due to excessive termination and enrollment by the shareholder.

Failure to hold one whole  Share  either  directly or in the Plan will result in
automatic   termination  of  your   participation   (see  "Termination  of  Plan
Participation," below).

Shareholder Accounts

Each shareholder has an account number with SBC that can be found on your check stub or on your Plan statement. Generally, all identically registered Shares will have the same account number, regardless of the number of certificates or Shares issued under that account. In some cases, such as when a shareholder has had Pacific Telesis Group common stock exchanged for SBC Shares, the shareholder may have two separate accounts, although the Shares are identically registered.

When you elect to participate in the Plan, your Plan account number for the Shares held by the Plan Administrator on your behalf will be the same as the account for the Shares you hold. To reinvest the dividends on multiple accounts, you must open multiple Plan accounts with the Plan Administrator.

NOTE: Having multiple accounts can result in you receiving multiple checks as well as multiple copies of the annual report to shareholders and other mailings. Call The Bank of New York at (800) 351-7221 to consolidate your accounts.

Source and Pricing of Shares

Shares purchased under the Plan will be registered in the name of the Plan Administrator or its nominee, as agent for participants in the Plan. At SBC's discretion, Shares purchased with reinvested dividends or optional cash investments will be either: (1) purchased by the Plan Administrator on the open market or (2) purchased directly from SBC.

The price of Shares purchased on the open market will be the average cost incurred to purchase the Shares, excluding any brokerage commissions. (Brokerage commissions on purchases will be paid by SBC.) The average cost will be determined by dividing the cost of all Shares purchased during the relevant investment period (the investment period is the interval the Plan Administrator purchases Shares with respect to a particular Dividend Payment Date or Optional Cash Investment Date), by the total number of Shares purchased. Each participant's Plan account will be credited with the number of Shares, including fractions, equal to the net dollar amount to be invested, divided by the average cost per Share.

The Plan Administrator will begin purchasing Shares for the reinvestment of dividends on the third business day, or as soon thereafter as is practicable, preceding the Dividend Payment Date and ending, if practicable, no later than the eleventh business day following the Dividend Payment Date. The Plan Administrator will purchase Shares with optional cash investments on the Optional Cash Investment Date, or as soon thereafter as is practicable. On any day where Shares are to be purchased with both optional cash investments and reinvested dividends, the cost of each Share purchased, regardless of the source of funds, will be determined by averaging the cost of all Shares purchased for the Plan that day. Because optional cash investments are typically smaller than reinvested dividends, Shares purchased under the Plan will be used to satisfy optional cash investments first. No interest will be paid on amounts held by the Plan Administrator pending investment.

The price of Shares purchased from SBC will be the average of the high and low sale prices of Shares, as reported in the New York Stock Exchange Composite Transaction listing (reported in the Wall Street Journal), or a similar report selected by the Plan Administrator, on the relevant Dividend Payment Date or Optional Cash Investment Date. If the Shares are not traded on the New York Stock Exchange on the Dividend Payment Date, then the first preceding date the Shares were so traded will be used.

Fees

The following fees and charges will apply to participation in the Plan. There is no fee to withdraw whole Shares from your account.

Account Maintenance Fee                   $1 per quarter or 5% of each
(deducted from each quarterly             reinvested quarterly dividend,
dividend                                  whichever is less

Sales Fee                                 $10 (plus brokerage commissions
                                               and fees)


Sale of Shares

You may sell any number of whole Shares held in your Plan account (by the Plan Administrator) on your behalf or you may sell all of your Shares (including fractional Shares) held in your Plan account by calling (800) 351-7221 and using the toll free telephone interactive voice response system. Interested participants should call the Bank of New York at (800) 351-7221 to set up a personal identification number (PIN) that will allow accurate, confidential transactions over the telephone. You may also mail in a Transaction Request Form to request a sale of your plan shares.

You will be charged $10 for each sale plus approximately $.05 in commissions and fees for each Share (or fractional Share) sold through the Plan. These charges will be deducted from the proceeds of any sale.

The sale will be made as soon as practicable following receipt of your instructions. The bank will sell Shares on a daily basis where practicable. Generally, for requests received by noon Eastern Time, sales will be made on the business day following the receipt of your sales request. The sales price of your shares will be the average price of all shares sold by the bank for the Plan participants and for holders of Direct Registration Shares (see "Direct Registration Shares" below). If you complete a sale of Plan Shares after the record date, dividends on the Shares so sold will be reinvested, unless you terminate your account prior to the related Dividend Payment Date.

You should receive a check for the proceeds from the sale of your Plan Shares, less applicable fees and brokerage commissions, within two weeks following the Plan Administrator's receipt of the request for sale. The Plan Administrator may use BNY Brokerage Inc., a subsidiary of the Plan Administrator, for trading activity relative to the Plan on behalf of Plan Participants. BNY Brokerage Inc. will receive a commission in connection with any sales it processes.

The Plan Administrator may refuse, suspend or terminate the sale of Shares through the Plan at any time with or without advance notice.

Direct Registration Shares

When shareholders desire to register their Shares in their own names, they now have two choices: they may obtain a stock certificate representing their ownership, or they may hold their Shares through Direct Registration. When you hold shares through Direct Registration, your ownership is recorded on the books of the company. Direct Registration shareholders receive a Transaction Advice regarding their holdings, instead of a stock certificate. Direct Registration Shares are no different from certificated Shares, except there are no certificates to keep safe.

Shareholders who hold stock in SBC through Direct Registration can now sell their shares through the Bank on the same terms as Plan participants. Of course, you can always use a broker to sell any Shares you hold through Direct Registration.

Note that additional Shares acquired through the Direct Stock Purchase and Reinvestment Plan are held by the Plan Administrator on behalf of Plan participants. You may elect to withdraw your Shares at any time at no cost either in the form of stock certificates or Direct Registration Shares. Please call The Bank of New York at (800) 351-7221 if you have any questions about Direct Registration or your Plan account.

Termination of Plan Participation

Failure to hold one whole Share either directly or in the Plan will result in automatic termination of your participation. Any whole Shares held by the Plan Administrator will be sent to you and any fractional Share held in your Plan account will be sold, and the proceeds, if any, will be sent to you. If a participant's Plan account consists only of a fractional Share, regardless of whether the participant directly holds other Shares (i.e., not held by the Plan), the Plan Administrator may close the Plan account by selling the fractional Share and sending the proceeds, if any, to the participant.

SBC or the Plan Administrator may suspend or terminate the participation of any person in the Plan, with or without advance notice, at any time, by sending the participant all whole Shares held in the Plan account and selling any fractional Share.

Shares Held by the Plan Administrator for Participants

Safekeeping: Shares purchased with either reinvested dividends or optional cash investments will automatically be held by the Plan Administrator or its nominee in a Plan account on your behalf. In addition, you may deposit with the Plan Administrator any Shares registered in your name to be held in a Plan Account.

Withdrawal of Shares from the Plan: You may, at any time, elect to withdraw any or all of your Shares from your Plan account. You will receive a confirmation of the transfer to your name for any number of whole Shares held in your Plan account. Unless you notify the Plan Administrator to the contrary, your Shares will be issued in the form of Direct Registration Shares instead of a stock certificate. You may ask for a stock certificate at any time by notifying the Bank of New York. Your confirmation or stock certificate will be issued within two weeks after your request is received by the Plan Administrator, either in writing or by telephone. Certificates for whole Shares issued to you will be registered in the name(s) in which the Plan account is held. Any remaining Shares will continue to be held by the Plan Administrator. If you do not want to withdraw your Shares, you may also elect to sell the Shares in your Plan account through the Plan Administrator. See "Sale of Shares" above.

Transfer of Plan Held Shares: You may effect "book to book" transfers by transferring Shares between accounts. You must send your written transfer instructions to the Plan Administrator (in such form as may be required by the Plan Administrator. Each signature must be guaranteed by a bank, broker or financial institution that is a member of a signature Guarantee Medallion Program. Note: If you do not indicate otherwise, the account to which you are transferring Shares will automatically be changed to full dividend reinvestment, and all dividends on Shares relating to that account will be reinvested.

Participant Mailings

You will receive transaction advices for account activity and quarterly statements listing all transactions in your account for that quarter.

Stock Splits

Any Shares distributed as a result of a stock dividend or stock split by SBC on Shares held in your Plan account, or directly registered in your name in certificate or direct registration form, will be added to your Plan account. The processing of transactions under the Plan may be curtailed or suspended until the completion of any stock dividend or stock split.

Rights Offering

Your entitlement in a rights offering is based upon your total holdings. However, rights certificates, if any, would be issued for whole Shares only. Rights based on a fraction of a Share held in your Plan account would be sold and the net proceeds would be forwarded to you.

Voting

You will be sent one proxy card representing the Shares for which you hold certificates (whether or not those Shares are enrolled in the Plan) and acting as voting instructions for the Shares held in your Plan account. The proxy card, when returned, will be voted as indicated on the card by you.

Tax Information

SBC believes the following is an accurate summary of the Federal income tax consequences for you as of the date of this Prospectus:

(1) Cash dividends reinvested under the Plan will be taxable as having been received by you, even though you have not actually received them in cash. In addition, in the case of Shares purchased on the open market with reinvested dividends or optional cash investments, the amount of brokerage commissions paid by SBC on your behalf will be treated as a distribution subject to income tax in the same manner as dividends. You will receive an annual statement from the Plan Administrator indicating the amount reported to the Internal Revenue Service of: (a) reinvested dividends to be treated as dividend income, and (b) brokerage commissions paid by SBC on your behalf. The tax basis per Share will be the price at which the Shares are credited to your account as described above in the section entitled "Source and Pricing of Shares".

(2) In general, if you fail to furnish a valid taxpayer identification number to the Plan Administrator, dividend distributions will be subject to the U.S. backup withholding. The dividends, less the amount of Federal income tax required to be withheld, will then be reinvested.

(3) The rule stated in paragraph (1) above may not be applicable to certain participants in the Plan, such as tax-exempt entities (i.e., pension funds) and foreign shareholders. These particular participants should consult their own tax advisors concerning the tax consequences applicable to their situations.

(4) In the case of those foreign shareholders whose dividends are subject to U.S. Federal income tax withholding, the amount of tax to be withheld will be deducted from the amount of the dividend, and only the remaining amount of the dividend will be reinvested.

This summary may not reflect every situation under Federal, state or local tax laws that could result from participation in the Plan. For additional information about the tax consequences applicable to your particular situation, please consult your tax advisor.

Modification or Termination of the Plan

SBC reserves the right to suspend, modify or terminate the Plan at any time, with or without notice. Upon termination of the Plan by SBC, certificates for whole Shares held in your Plan account will be issued and any fractional Share will be sold on your behalf.

RESPONSIBILITIES OF SBC

Neither SBC nor the Plan Administrator will be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability 1) arising out of the failure to: terminate a Participant's Plan account, sell shares in the Plan, or invest optional cash investments or dividends, 2) with respect to the prices at which shares are purchased or sold for the participant's accounts and the time such purchases or sales are made, 3) for any fluctuation in the market value after purchase or sale of Shares or for continuation of a participant's account until receipt by the Plan Administrator of notice in writing of such participant's death.

You should recognize that SBC cannot assure you of a profit or protect you against a loss on the Shares purchased by you under the Plan.

Although the Plan contemplates the continuation of quarterly dividend payments, the payment of dividends is subject to the discretion of SBC's Board of Directors. There can be no assurance that dividends will continue to be declared in the future or, if declared, that they will not be increased or decreased.

USE OF PROCEEDS

To the extent purchases of Shares under the Plan by Participants are made from Shares held by SBC, it is expected the net proceeds will be used for general corporate purposes.

THE BANK OF NEW YORK IRA

Shareholders of SBC may elect to participate in the Plan through an Individual Retirement Account ("IRA") offered by The Bank of New York. The IRA is specifically designed to allow shareholders to make optional cash investments through the IRA and reinvest dividends on Shares held in the IRA. You may open an IRA by completing and signing an IRA Enrollment Form and returning it to The Bank of New York, as custodian (The Bank of New York will be referred to as the "Custodian" when acting in this capacity). The IRA is offered only to shareholders of SBC who reside in the U.S. or its possessions and territories. In order to establish an IRA, you must make a minimum initial contribution of $250 or arrange to rollover an existing IRA or qualified plan distribution into the IRA. Upon executing and delivering the IRA Enrollment Form to the Custodian, together with your initial contribution or appropriate forms necessary to rollover another IRA or qualified plan distribution, you will automatically be enrolled in the Plan. The Custodian will invest the funds held in the IRA in the Plan as an optional cash investment; however, the investment will not count against the $120,000 annual optional cash investment limit. The initial investment will be made no sooner than seven days after receipt of the IRA Enrollment Form.

Other than the initial minimum enrollment requirement, the IRA must comply with all other requirements of the Plan. In addition, to remain enrolled in the Plan, each IRA must separately comply with the minimum enrollment requirements of the Plan. Complete terms of the IRA are contained in the IRA enrollment package available from the Custodian. After you have established your IRA, you may make additional contributions to the IRA or rollover other IRAs or qualified plan distributions.


Annual Maintenance Fee                       $35

Termination Fee                              $50
------------------------------------------------------------------------------

Effective March 2, 1998, the following fees will no longer apply: acceptance fee ($30), rollover fee ($10), and periodic payment fee ($25).

Service fees charged by the Custodian are in addition to any fees charged by the Plan. The Custodian's fees are set forth above. If you do not pay the Custodian fees separately, they will be deducted from your IRA by selling sufficient shares or fractions thereof to cover the amount of such fees (in the case of the Acceptance Fee, it will be deducted from the initial contribution or rollover). For additional information and to obtain an IRA enrollment package, you may contact the Custodian: The Bank of New York, Custodian, SBC Direct, P.O. Box 1689, Newark, NJ 07101, telephone number (800) 716-1520. IRA service representatives are available to assist you from 8 a.m. to 5 p.m. Central Time, Monday through Friday, excluding holidays.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

      Securities and Exchange Commission Filing Fee............$         21.65
      Printing and Distributing Registration Statement,
         Prospectus, and Miscellaneous Material.....................275,000.00
      Accountants= Fees and Expenses...............................  13,000.00
      Miscellaneous Expenses.......................................  10,000.00

                  Total............................................$298,021.65


*  Estimated


Item 15.  Indemnification of Directors and Officers.

      The laws of the State of Delaware provide for indemnification of any person (the "Indemnitee"), under certain circumstances, against reasonable expenses, including attorneys' fees, incurred in connection with the defense of a civil, criminal, administrative or investigative proceeding (other than an action by or in the right of SBC) to which such person has been made, or threatened to have been made, a party by reason of the fact that he or she is or was serving as a director, officer, employee or agent of SBC or by reason of the fact that he or she is or was serving at the request of SBC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Pursuant to the statutes, indemnity may be provided for if the Indemnitee acted in good faith (and with respect to a criminal action or proceeding, had no reason to believe his or her conduct was unlawful) and in a manner reasonably believed to be in or not opposed to the best interests of SBC. With respect to any threatened, pending or completed action or suit by or in the right of SBC, the statute provides that SBC may indemnify against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement if the Indemnitee acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of SBC, except that no indemnification may be made if the Indemnitee shall have been adjudged to be liable to SBC unless specific court approval is obtained. The statute further provides that the indemnification provided pursuant to it shall not be deemed exclusive of any rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareowners or disinterested directors or otherwise. The bylaws of SBC provide that SBC shall indemnify, and advance expenses to, any director, officer, employee or agent of SBC or any person serving as a director or officer of any other entity at the request of SBC to the fullest extent permitted by law.

      Under the statute, SBC may, and does, maintain insurance policies covering SBC, any director or officer of SBC and any person serving at the request of SBC as a director or officer of any other entity. These insurance policies generally cover liabilities arising out of such service, including liabilities for which any such person may not be indemnified by SBC.

      In recognition of the directors' and officers' need for substantial protection against personal liability in order to assure their continued service to SBC in an effective manner, their reliance on the bylaws and to provide them with specific contractual assurances that the protection promised by such bylaws will be available to them, SBC has entered into indemnity agreements with each of its directors and officers.

      Each agreement specifies that SBC will indemnify the director or officer to the fullest extent permitted by law, as soon as practicable after written demand is presented, against any and all expenses and losses arising out of any action, suit or proceeding, inquiry or investigation related to the fact that the director or officer is or was a director, officer or employee, agent or fiduciary of SBC or was serving another corporation, partnership or joint venture in such a capacity at the request of SBC. Each agreement also provides that SBC will promptly advance any expenses if requested to do so. Each director and officer undertakes in the agreement to repay such advancements if it is ultimately determined that he or she was not entitled to indemnification. The right of any director or officer to indemnification in any case will be determined by either the Board of Directors (provided that a majority of directors are not parties to the claim), by a person or body selected by the Board of Directors or, if there has been a change in control, defined in the agreement generally to mean an acquisition by any person of 20 percent or more of SBC's stock or a change in the identity of a majority of the Board of Directors over a two-year period, by a special, independent counsel.

      In each agreement, SBC commits to maintaining its insurance coverage of directors and officers both in scope and amount at least as favorable as the policies maintained as of the effective date of the agreement. In the event that such insurance is not reasonably available or if it is determined in good faith that the cost of the insurance is not reasonably justified by the coverage thereunder or that the coverage thereunder is inadequate, SBC may discontinue any one or more of such policies or coverages. In such event, SBC agrees to hold harmless and indemnify directors and officers to the full extent of the coverage which would otherwise have been provided if the insurance in effect on the effective date of the agreements had been maintained. Each agreement will remain effective so long as the director or officer is subject to liability for an indemnifiable event (the "indemnification period"). Each agreement also provides that if during the indemnification period the then existing directors and officers have more favorable indemnification rights than those provided for in the agreement, each director or officer shall be entitled to such more favorable rights. The foregoing summary is subject to the detailed provisions of the Delaware General Corporation Law, SBC's bylaws, and the agreements between SBC and each of its directors and officers.


Item 16.  Exhibits.

      The exhibits identified in parentheses below, on file with the Securities and Exchange Commission, are incorporated herein by reference as exhibits hereto.

      Exhibit
      Number            Description


        5         Validity opinion of James D. Ellis, Esq.

        23-a      Consent of Ernst & Young LLP, Independent Auditors

        23-b      Consent of Coopers & Lybrand L.L.P., Independent Accountants

        24-a      Power of Attorney of Edward E. Whitacre, Jr.

        24-b      Power of Attorney of Royce  S. Caldwell

        24-c      Powers of Attorney of Directors


Item 17.  Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 or otherwise (excluding the insurance policies referred to therein), the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

            (a) to include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the ACalculation of Registration Fee@ table in the effective registration statement; and

            (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                  provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
            Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

THE REGISTRANT:

      Pursuant to the requirements of the Securities Act the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 20th day of January 1998.

                                    SBC COMMUNICATIONS INC.



                                    By:   /s/ Donald E. Kiernan
                                          Donald E. Kiernan
                                          Senior Vice President,Treasurer
                                          and Chief Financial Officer


      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Principal Executive Officer:              Edward E. Whitacre, Jr.,*
                                          Chairman and Chief Executive Officer

Principal Financial and                   Donald E. Kiernan,
Accounting Officer:                       Senior  Vice  President,   Treasurer
and Chief Financial Officer



DIRECTORS:
Clarence C. Barksdale*                 By: /s/ Donald E. Kiernan
James E. Barnes*                          Donald E. Kiernan, as attorney-in-fact
August A. Busch III*                      for  Mr.  Whitacre,  the  Directors,
Royce S. Caldwell*                        and on his own behalf as Principal
Ruben R. Cardenas*                        Financial Officer and
William P. Clark*                         Principal Accounting Officer
Martin K. Eby, Jr.*
Herman E. Gallegos*
Jess T. Hay*
Bobby R. Inman*                        January  20, 1998
Charles F. Knight*
Mary S. Metz*
Haskell M. Monroe, Jr.*
S. Donley Ritchey*
Richard M. Rosenberg*
Patricia P. Upton*
Edward E. Whitacre, Jr.*

* By power of attorney

                                 EXHIBIT INDEX


    Exhibit
    Number   Description of Exhibits

      5        Validity opinion of James D. Ellis, Esq.

      23-a     Consent of Ernst & Young LLP, Independent Auditors

      23-b     Consent of Coopers & Lybrand L.L.P., Independent Accountants

      24-a     Power of Attorney of Edward E. Whitacre, Jr.

      24-b     Power of Attorney of Royce S. Caldwell

      24-c     Powers of Attorney of Directors